Exhibit 99.1

INVESTOR CONTACT:

Eileen H. Dunn
VP, Investor Relations & Corporate Communications
561/438-4930
edunn@officedepot.com

MEDIA CONTACT:

Brian Levine
Director, Public Relations
561/438-2895
blevine@officedepot.com

OFFICE DEPOT ACQUIRES BUSINESS IN HUNGARY

•	Former Licensee Becomes Wholly Owned Subsidiary

•	Expansion into Eastern Europe Significant as New Countries Join the EU

Delray Beach, Fla. – April 8, 2004 – Office Depot, Inc. (NYSE: ODP) today announced that it has completed the acquisition of the business of Elso Iroda Superstore Kft, which has been operating Office Depot retail stores and direct sales businesses in Hungary under license from Office Depot. The acquisition will be Office Depot’s first expansion into Eastern Europe as a wholly owned business, rather than under licensed arrangements.

The company currently operates three retail stores, a distribution center and Internet sales facility in Hungary and will open a fourth retail store later this year. Current plans call for additional retail expansion up to a total of 17 stores in Hungary by the end of 2006, as well as a new distribution center to serve that country and possibly adjacent countries as well. Estimated revenues of the company, in U.S. dollars, for 2004 are $25 million.

The business in Hungary was acquired from its parent entity, Retail Holdings Hungary, Inc. of Miami and New York. The business will be operated under the management of Office Depot Europe, headquartered in Venlo, the Netherlands. Istvan Miholek, currently President of Elso Iroda, will serve as country manager for Office Depot. The purchase price is announced at $10 million, a portion of which is deferred. Other terms of the purchase were not disclosed.

Rolf van Kaldekerken, President of Office Depot Europe, stated: “We are really pleased to add this impressive business in Eastern Europe as our initial expansion into that part of the continent on a wholly owned basis. Istvan Miholek, who will be our country manager in Hungary, has built a strong management team, and we look forward to fully integrating this company into our European organization quickly. As we look forward to the expansion of the EU in the coming months, we see tremendous opportunity for growth in Eastern Europe.”

“This very strategic transaction represents further evidence of our commitment to being the leading office products supplier throughout Europe, “ said Bruce Nelson, Chairman and CEO of Office Depot. “We will continue to look for appropriate opportunities to grow in areas of Europe where we are not now represented, even as we consolidate our leading positions in the major markets of Western Europe.”

About Office Depot

With annual sales of more than $12 billion, no one sells more office supplies to more customers in more countries than Office Depot. Founded in 1986 and headquartered in Delray Beach, FL, the company conducts business in 23 countries and employs nearly 50,000 people worldwide.

Office Depot is a leader in every distribution channel – from retail stores and contract delivery to catalogs and e-commerce. The company is the world’s number two online retailer – generating $2.6B in sales for FY’03. In North America, Office Depot has 900 retail stores in addition to a national business-to-business delivery network supported by 22 delivery centers, more than 60 local sales offices and 13 regional call centers.

The company’s common stock is traded on the New York Stock Exchange under the symbol ODP and is included in the S&P 500 Index. Additional press information can be found at: http://mediarelations.officedepot.com.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS: Except for historical information, the matters discussed in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements, including without limitation all of the projections, assumptions as to future conditions, expectations for the future and anticipated levels of future performance, involve risks and uncertainties which may cause actual results to differ materially from those discussed herein. These risks and uncertainties are detailed from time to time by Office Depot in its filings with the United States Securities and Exchange Commission (“SEC”), including without limitation its most recent filing on Form 10-K, filed on February 26, 2004 and subsequent 10-Q and 8-K filings. You are strongly urged to review all such filings for a more detailed discussion of such risks and uncertainties. The Company’s SEC filings are readily obtainable at no charge at www.sec.gov and at www.freeEDGAR.com, as well as on a number of other commercial web sites. We will hold our Annual Meeting on May 14, 2004.